Exhibit 107

Calculating of Filing Fee Tables

Form S-3
(Form Type)

Portland General Electric Company
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward File Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock	457(r)	(1)(2)	(1)(2)	(1)(2)	(3)	(3)
	Debt Securities		457(r)	(1)(2)	(1)(2)	(1)(2)	(3)	(3)
	Stock Purchase Contracts		457(r)	(1)(2)	(1)(2)	(1)(2)	(3)	(3)
	Stock Purchase Units		457(r)	(1)(2)	(1)(2)	(1)(2)	(3)	(3)
	First Mortgage Bonds		457(r)	(1)(2)	(1)(2)	(1)(2)	(3)	(3)
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities	-	-	-	-		-			-	-	-	-
Total Offering Amounts
Total Fees Previously Paid
Total Fee Offsets
Net Fee Due

(1) Omitted pursuant to Form S-3 General Instruction II(E).
(2) An indeterminate aggregate initial offering price or number of shares of common stock, debt securities, stock purchase contracts, stock purchase units and first mortgage bonds of Portland General Electric Company is being registered as may from time to time be issued at currently indeterminable prices.
(3) In accordance with Rule 456(b) and Rule 457(r), the registrant is deferring payment of all of the registration fee.